Exhibit 99.1

NUTRISYSTEM, INC. ANNOUNCES FIRST QUARTER

2005 FINANCIAL RESULTS

First Quarter 2005 Revenues Up 182% Year Over Year;

Full Year 2005 Revenues Now Expected to be Over $100 Million

Horsham, PA -- April 25, 2005--NutriSystem, Inc. (AMEX:NSI), a leading provider of weight management and fitness products and services, today announced results for the first quarter ended March 31, 2005, including:

  An increase of 182% in revenues to $37,428,000 in the first quarter 2005 from $13,282,000 in revenues in the first quarter of 2004;
  Strong growth in operating income of 334% to $5,378,000 in the first quarter of 2005 from $1,239,000 in the first quarter of 2004;
  An increase in net income to $3,228,000 ($0.10 per diluted share) as compared to net income of $745,000 ($0.02 per diluted share) generated in the first quarter of 2004; and
  Cash and cash equivalents of $9,142,000 at March 31, 2005, boosted by net cash from operations of $4,716,000 in the first quarter.

"2005 started off with a bang with our first quarter revenues roughly matching our full year 2004 revenues," said Michael J. Hagan, Chairman and Chief Executive Officer. "Having successfully reinvigorated the NutriSystem brand last year and with the right marketing strategy now in place, we continue to experience tremendous growth as we reap in the benefits from the escalation in marketing activities. The quarter started strong and ended stronger. In our core direct-to-consumer channel, we were able to purchase more advertising media than expected at a favorable customer acquisition cost and our revenue per acquired customer came in higher than expected."

Direct channel revenues reached $30,506,000 in the first quarter of 2005, a 212% increase over the same period in 2004. The Company added approximately 64,000 Direct channel new customers, a 232% increase from approximately 19,300 new customers in the first quarter 2004. In the Direct channel, marketing spending per new customer acquired, or customer acquisition cost, declined from $139 in the first quarter of 2004 to $124 in the first quarter of 2005.

Gross margin increased slightly from 43.1% in the first quarter of 2004 to 45.3% in the first quarter of 2005, primarily due to the relatively high rate of growth in the higher margin Direct channel.

"Particularly in the Direct channel, we saw many indications of strength. We carefully monitor revenue per customer obtained in the first nine months following their initial purchase, and revenue was higher from these customers in the first quarter 2005 than first quarter 2004, largely due to a combination of factors such as a price increase, retention and successfully selling other products to our customers," said James D. Brown, Executive Vice President and Chief Financial Officer. "We also sharply increased marketing spending while reducing customer acquisition costs. Finally, for the entire business, operating income as a percent of net revenue increased to 14.4% in first quarter 2005 up from 9.3% in first quarter 2004, which we believe is particularly impressive given the higher marketing spend. These factors led us to increase guidance for the rest of 2005."

Second Quarter 2005 and Full Year Outlook

For the second quarter of 2005, the Company estimates that revenues will be $28.0 to $30.0 million, and operating income will be $4.2 to $4.6 million. Using the low end of the ranges, this represents expected growth in the second quarter of 2005 of approximately 205% in revenues and approximately 235% in operating income, compared to the second quarter 2004. Further, the Company expects to add at least 32,000 Direct channel new customers in the second quarter of 2005, which represents an expected increase of approximately 227% as compared to the second quarter of the prior year.

For the full year 2005, the Company believes revenues will be in excess of $100 million, an increase of at least 160% over 2004 and operating income will be at least $12 million, an expected increase of 680%, and be at least 12% of revenues.

"The confidence and visibility we have in the business has grown considerably over the last several months," said Hagan. "2005 has started with a continued improvement in our TV advertising, but just as important we're seeing significant success with our print advertising. The combination of additional profitable advertising channels and more revenue per customer has created momentum in our business beyond what we could predict a few months back. Based on our first quarter 2005, we believe we will continue to accelerate revenue growth and improve our operating margins in 2005."

Conference Call and Webcast

Management will host a conference call and simultaneous webcast to discuss first quarter 2005 financial results today at 5:00 PM Eastern time. The conference call will include remarks about the quarter and the Company's outlook from members of the NutriSystem senior management team including Chairman and Chief Executive Officer Michael Hagan, Chief Operating Officer George Jankovic, and Executive Vice President and Chief Financial Officer James D. Brown. Interested parties may participate in the conference call by dialing 888-396-2369 (international: 617-847-8710) and entering passcode 29802358, 5-10 minutes prior to the initiation of the call. A replay of the conference call will be available through May 9, 2005 by dialing 888-286-8010 (international: 617-801-6888) and entering access code 8188 8438. A webcast of the conference call will also be available for 90 days under the investor information section of the NutriSystem website, www.nutrisystem.com.

About NutriSystem, Inc.

Founded in 1972, NutriSystem (AMEX: NSI) is a leading provider of weight management and fitness products and services. The Company offers a weight loss program based on portion-controlled, lower Glycemic Index prepared meals. The program has no membership fees and provides free online and telephone counseling.

Forward-Looking Statement Disclaimer

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding NutriSystem's outlook and guidance for the second quarter of 2005 and the full year 2005, its expectations regarding its ability to continue its growth while maintaining costs, statements about momentum in its business and other statements that are not statements of historical fact constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in NutriSystem, Inc.'s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. NutriSystem, Inc. undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contacts:
James D. Brown EVP and Chief Financial Officer NutriSystem, Inc. 215-706-5302 Email: jbrown@nutrisystem.com	Brandi Piacente Investor Relations The Anne McBride Company, Inc. 212-983-1702 x208 Email: bpiacente@annemcbride.com

NUTRISYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited, in thousands, except per share amounts)
	Three Months Ended March 31 ----------------------------
	2005	2004(1)
NET REVENUES	$ 37,428	$ 13,282
COSTS AND EXPENSES
Cost of revenues	20,473	7,559
Marketing	8,068	2,670
General and administrative	3,337	1,750
Depreciation and amortization	172	64
Total costs and expenses	32,050	12,043
Operating income	5,378	1,239
INTEREST INCOME, net	2	3
Income before income taxes	5,380	1,242
INCOME TAXES	2,152	497
Net income	$ 3,228	$ 745
BASIC INCOME PER SHARE	$ 0.11	$ 0.03
DILUTED INCOME PER SHARE	$ 0.10	$ 0.02
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	30,386	28,642
Diluted	33,341	32,094

(1)The costs and expenses for the three months ended March 31, 2004 have been reclassified to conform to the current presentation.

NUTRISYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands except share data)
	March 31,	December 31,
	2005	2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 9,142	$ 4,201
Trade receivables	3,781	1,028
Inventories	6,525	3,679
Deferred income taxes	421	421
Other current assets	1,425	1,149
Total current assets	21,294	10,478

FIXED ASSETS, net	1,425	1,197
IDENTIFIABLE INTANGIBLE ASSETS, net	1,539	1,615
GOODWILL	465	465
DEFERRED INCOME TAXES	2,665	3,938
OTHER ASSETS	150	132
	$ 27,538	$ 17,825

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current portion of note payable	$ 136	$ 136
Accounts payable	9,206	4,359
Accrued payroll and related benefits	690	368
Deferred revenue	232	311
Other current liabilities	63	204
Total current liabilities	10,327	5,378
NOTE PAYABLE	277	272
Total liabilities	10,604	5,650

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock, $.001 par value (5,000,000 shares authorized, no shares outstanding)	--	--
Common stock, $.001 par value (100,000,000 shares authorized; shares issued and outstanding-- 30,807,527 at March 31, 2005 and 30,132,860 at December 31, 2004)	31	30
Additional paid-in capital	34,908	33,378
Accumulated deficit	(18,005)	(21,233)
Total stockholders' equity	16,934	12,175
	$ 27,538	$ 17,825